Exhibit 99.B(g)(7)

SEI INSTITUTIONAL MANAGED TRUST

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 10th day of April, 2012, to the Mutual Fund Custody Agreement dated as of September 17, 2004, as amended (the “Agreement”), is entered into by and between SEI Institutional Managed Trust, a Massachusetts business trust (the “Fund”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Section 31 of the Agreement allows for its amendment by mutual agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

Amended Attachment A of the Agreement is hereby superseded and replaced with Amended Attachment A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SEI INSTITUTIONAL MANAGED TRUST		U.S. BANK, N.A.

By:	/s/ David F. McCann	By:	/s/ Michael R. McVoy

Printed Name: David F. McCann		Printed Name: Michael R. McVoy

Title: Vice President		Title: Senior Vice President

Amended Attachment A

to the Mutual Fund Custody Agreement - SEI Institutional Managed Trust

DOMESTIC CUSTODY SERVICES

FEE SCHEDULE - Effective April 1, 2012

Annual Fee (Custody Administrative) Based Upon Market Value Per Fund

[redacted]

Security Lending Transaction Fees:

[reacted]

Portfolio Transaction Fees

[redacted]

Out-Of-Pocket Expenses

[redacted]

Amended Attachment A

to the Mutual Fund Custody Agreement - SEI Institutional Managed Trust

[redacted]